Exhibit 16.1

[LETTERHEAD OF ERNST & YOUNG]

October 21, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read item 4.01 of Form 8-K dated October 18, 2004, of The Providence Service Corporation and are in agreement with the statements contained in the first through fifth paragraphs on the page therein.

Very truly yours,

/s/    ERNST & YOUNG, LLP

Copy to The Providence Service Corporation